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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: October 26, 2005

                               Eye Dynamics, Inc.
             (Exact name of the Company as specified in its charter)

       Nevada                          0-27857                    88-0249812
(State or other jurisdiction         (Commission                (IRS Employer
    of incorporation)                File Number)            Identification No.)

                 2301 W. 205th Street, #102, Torrance, CA 90501
                 ----------------------------------------------
                    (Address of principal executive offices)

              The Company's telephone number, including area code:

                                  310-328-0477



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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On October 26, 2005 Eye Dynamics, Inc. ("Eye Dynamics") entered into a Second Amendment to the Agreement and Plan of Merger, dated September 1, 2005 (the "Merger Agreement") among Eye Dynamics, OrthoNetx, Inc. ("OrthoNetx") and Eye Dynamics Acquisition Corp., a direct wholly owned subsidiary of the Company ("Merger Sub").

         The Second Amendment amends the Merger Agreement in two respects. First, it extends the latest date by which the closing must occur to November 30, 2005. The date had previously been extended to October 30, 2005 by virtue of the First Amendment to the Merger Agreement. Second, it revises the financing condition, so that the minimum amount of new financing to be secured by OrthoNetx was reduced from $3,000,000 to $1,500,000. The amendment also provides that the new financing is to be from the issuance of units, consisting of (i) restricted shares of OrthoNetx common stock at a price per share equal to the lesser of $.22 per share or 90% of the average closing price of Eye Dynamics' Common Stock over the thirty calendar days prior to the closing and (ii) warrants ("Warrants") to purchase an additional number of shares of OrthoNetx common stock equal to 50% of the number of shares purchased, exercisable for two years at $.33 per share. Closing of the merger may occur before the raise of $1.5 million should both parties agree.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Eye Dynamics, Inc., a Nevada corporation

                                  By: /s/ Ronald A. Waldorf
                                      ------------------------------------------
                                      Ronald A. Waldorf, Chief Executive Officer

Date: October 28, 2005